                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.___1___)*


                               O'CHARLEY'S, INC.
                               -----------------
                               (Name of Issuer)


                          Common Stock (No Par Value)
                          ---------------------------
                        (Title of Class of Securities)


                                   670823103
                                   ---------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)
                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 670823103               13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2        (a) [_]
          (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            BIATC             466,653 shares
                          BAI             1,336,551 shares
      SHARES                              ---------
                                          1,803,551 shares
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          BIATC                   0 shares
     OWNED BY             BAI                     0 shares
                                          ---------
                                                  0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             BIATC             519,503 shares
                          BAI             1,336,551 shares
                                          ---------
                                          1,856,054 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          BIATC                   0 shares
                          BAI                     0 shares
                                          ---------
                                                  0 shares
------------------------------------------------------------------------------

CUSIP No. 670823103                                                  Page 3 of 6
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                    BIATC         519,503 shares
                    BAI         1,336,551 shares
                                ---------
                                1,856,054 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                    BIATC     3.4%
                    BAI       8.7%
                             ----
                             12.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    BIATC - BK
                    BAI - IA
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. (a)    Name of Issuer:  O'Charley's, Inc.

Item 1. (b)    Address of Issuer's Principal Executive Offices:

                    3038 Sidco Drive, Nashville, TN 37204

Item 2. (a)         Name of Person Filing:

                    Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

Item 2(b)           Address of Principal Business Office:

                    19 South Street
                    Baltimore, Maryland 21202

Item 2(c)           Citizenship:

                    Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

CUSIP No. 670823103                                                  Page 4 of 6

Item 2(d)      Title of Class of Securities:

               Common Stock of (No Par Value) of O'Charley's, Inc.
Item 2(e)      CUSIP Number:

               670823103

Item 3. This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) check whether the person filing is a:

                    For BIATC

               (b)  [X] Bank as defined in section 3 (a)(6) of the Act

                    For BAI

               (e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4.        Ownership.

               (a) Amount Beneficially Owned:       Date:  As of march 31, 1999

                         BIATC             519,503 shares
                         BAI             1,336,551 shares
                                         ---------
                                         1,856,054 shares

               (b) Percent of Class:

                         BIATC         3.4%
                         BAI           8.7%
                                      ----
                                      12.1%

               (c) Number of shares as to which each person has:

               (i) sole power to vote or to direct the vote

                         BIATC             466,653 shares
                         BAI             1,336,551 shares
                                         ---------
                                         1,803,204 shares

CUSIP No. 670823103                                                  Page 5 of 6


          (ii)  shared power to vote or to direct the vote

                         BIATC             0 shares
                         BAI               0 shares
                                   ---------
                                           0 shares

          (iii) sole power to dispose or to direct the disposition of

                         BIATC       519,503 shares
                         BAI       1,336,054 shares
                                   ---------
                                   1,856,054 shares

          (iv)  shared power to dispose or to direct the disposition of

                         BIATC             0 shares
                         BAI               0 shares
                                   ---------
                                           0 shares

Item 5.   Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable

Item 8.   Identification and Classification of Members of the Group.

               Not applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

CUSIP No. 670823103                                                Page 6 of 6

Item 10. CERTIFICATION.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


       SIGNATURE:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  As of March 31, 1999

       Signature:  Brown Investment Advisory & Trust Company

         By: /S/ Gregg W. Hawes

       Title:  Principal

       Signature:  Brown Advisory Incorporated

         By: /S/ Gregg W. Hawes

       Title:  Principal